Exhibit 99.1

Analyst / Investor Contacts
Marty Kittrell
Chief Financial Officer
708-873-3600

Scott Malchow
Manager, Investor Relations
708-873-8515

Media Contact
Greta Brown
Director, Public Relations
708-349-5661

ANDREW CORPORATION REPORTS

FOURTH QUARTER AND FISCAL YEAR RESULTS

•                  Fourth quarter net sales of $344.9 million

•                  Third consecutive quarter of book to bill equal to or greater than 1.0

•                  Acquired Allen Telecom creating the largest supplier of RF footprint

•                  Increased cash and equivalents to $286.3 million

ORLAND PARK, IL, October 31, 2003 – Andrew Corporation (NASDAQ:  ANDW), a global communications systems equipment supplier, reported results for its fourth quarter and fiscal year ended September 30, 2003.  Consolidated results for both periods include the results of Allen Telecom since its acquisition on July 15, 2003.  All per share information discussed below is presented on a fully diluted basis.

FOURTH QUARTER RESULTS

Fourth quarter net sales were $344.9 million, up 61% from $213.7 million in the prior quarter and up 27% from $271.8 million in the year ago quarter.

Net loss was $1.2 million or $(0.01) per share compared to a net loss of $47.0 million or $(0.48) per share in the year ago quarter.  Fourth quarter results include a pre-tax restructuring charge of $8.6 million ($0.04 per share), intangible amortization of $8.2 million ($0.04 per share) and a pre-tax gain of $2.8 million ($0.01 per share) related to the sale of a Texas manufacturing facility.  The company also recorded preferred stock dividends of $6.5 million, which included $5.7 million ($0.04 per share) of payments to convert approximately 80% of the company’s outstanding convertible preferred stock.  The year ago fourth quarter included a $0.26 per share restructuring charge, a $0.29 per share charge for discontinued operations and intangible amortization of $0.02 per share.

“We are pleased to announce that revenues and earnings per share exceeded our guidance and the fourth quarter validates the strength of our vision of a one-stop solution for the RF footprint,” said Ralph Faison, President and Chief Executive Officer of Andrew Corporation.  “Although still very early in the integration process, we have already recognized tangible evidence of cross-selling within the combined Andrew/Allen Telecom product portfolios.  Following the acquisition of Allen Telecom, we outlined a merger integration program designed to reduce costs by at least $52 million in calendar year 2005.  During the quarter, the company completed detailed planning and initial integration activities and we are satisfied with the early progress of the program,” said Mr. Faison.

Orders were $343.8 million, up 56% from $220.2 in the prior quarter and up 19% from $288.5 million in the year ago quarter, benefiting from the acquisition of Allen Telecom.  Mr. Faison commented, “This is the third consecutive quarter where our book to bill has been equal to or better than 1.0.  We are cautiously optimistic that the wireless infrastructure market is stabilizing, and as many industry sources anticipate, look forward to a resumption of market growth in the second half of calendar 2004.”

COST SAVINGS UPDATE

The restructuring program announced in September 2002 is nearing completion and we will meet our goal of $47 million in annualized savings.  During the quarter, we substantially completed the relocation of several product lines into new manufacturing facilities located in Reynoso, Mexico and Brno, Czech Republic.

FOURTH QUARTER FINANCIAL HIGHLIGHTS

The company reported sales of $344.9 million in the fourth quarter compared to $271.8 million in the year ago quarter.  Increased sales were driven primarily by the acquisition of Allen Telecom.  Gross margins were 28.3%, compared with 25.6% in the prior quarter and 22.9% (27.0% excluding restructuring charges) in the year ago quarter.  The increase in gross margins reflects a favorable mix of higher margin products primarily in the Network Solutions product lines.  While we are pleased with the improvement in gross margins, the increase was not as high as anticipated due to greater than expected start-up costs of new facilities and other restructuring related expenses.

Research and development expenses were $25.7 million or 7.4% of sales, compared to $18.9 million or 8.9% of sales in the prior quarter, and $21.0 million or 7.7% of sales in the year ago quarter.   Sales and administrative expenses were $47.9 million or 13.9% of net sales, compared to $32.8 million or 15.4% in the prior quarter and $35.9 million or 13.2% in the year ago quarter.  Sales and administrative expenses benefited from initial restructuring and integration savings offset by an increased level of sales-related expenses.  Total number of employees at September 30, 2003 was approximately 7,200 compared to approximately 4,800 at September 30, 2002.

Intangible amortization was $8.2 million in the fourth quarter compared to $3.7 million in the prior quarter and $3.5 million in the year ago quarter.  The attached balance sheet includes an initial allocation of the final purchase price of approximately $495 million for the Allen Telecom acquisition.  Included in the final purchase price allocation were intangible assets of $62.5 million with an average life of approximately four years.  The addition of these intangible assets will result in intangible amortization of $36.6 million for fiscal 2004.  It is anticipated that intangible amortization will decline in fiscal 2005 and subsequent years.

Included in other income is a $2.8 million pre-tax gain on the sale of the company’s Denton, Texas manufacturing facility.  The product lines produced at that location have been relocated to Reynoso, Mexico.  Interest expense of $3.0 million increased from $1.2 million in the year ago quarter due to the sale of convertible notes in August, as discussed in the balance sheet section of this press release.

In the fourth quarter, the company’s tax rate increased to 35.0% compared to 30.3% in the year ago quarter due to an increased mix of domestic income following the Allen Telecom acquisition.  For full fiscal 2003, the effective tax rate was 19.8% as the company benefited from capital loss carry-forwards prior to the fourth quarter.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

In August, the company raised $240 million from the sale of ten-year 3.25% convertible subordinated notes, with a conversion price of approximately $13.69.  Proceeds from the notes were used to repurchase five million shares of common stock at an average price of $9.92 per share and repay approximately $50 million of debt.  Total debt outstanding at September 30, 2003, was approximately $319.1 million and the average interest rate on the debt was 3.6%.  Debt to capital was 18.3% at September 30, 2003 compared to 9.3% at September 30, 2002.

Cash and cash equivalents were $286.3 million at September 30, 2003 compared to $84.9 million at September 30, 2002.  Accounts receivable were $326.3 million compared to $189.3 million at June 30, 2003 and $215.4 million at September 30, 2002.  Days sales outstanding (DSOs) were 80 days, compared with 82 days at June 30, 2003 and 72 days at September 30, 2002.  Inventories were $250.3 million compared to $150.0 million at June 30, 2003 and $134.0 million at September 30, 2002.  Inventory turns were 4.1 compared to 5.9 at September 30, 2002, due to a decreased mix of contract manufacturing from the prior year.

Cash flow from operations was $8.6 million in the fourth quarter compared to $27.3 million in the year ago quarter.  Capital expenditures were $9.9 million in the fourth quarter and $7.8 million in the prior year quarter.  Depreciation was $15.9 million in the fourth quarter compared to $14.6 million in the year ago quarter.

In exchange for total payments of approximately $5.7 million, including future dividends through February 2005, the company converted into common stock approximately 80% of the 7.75% convertible preferred stock that had been issued as part of the acquisition of Allen Telecom.  These payments are reflected as dividends in the accompanying income statement.  The conversion resulted in the issuance of 9.3 million common shares, increasing the total number of common shares outstanding to 158.3 million as of September 30, 2003.  Payments for preferred dividends should approximate $0.7 million in 2004.

FISCAL 2003 FINANCIAL HIGHLIGHTS

Fiscal 2003 sales were $1,014.5 million, up 17% from $864.8 million in 2002.  Net income for fiscal 2003 was $9.1 million or $0.08 per share, compared to a net loss of $26.4 million or $(0.30) per share in the prior year.  The following table is a summary of significant items impacting results for the fourth quarter and full year earnings per share amounts:

Summary of significant items impacting results:	Three Months Ended September 30		Twelve Months Ended September 30
	2003	2002	2003	2002

Restructuring charges	$(0.04)	$(0.26)	$(0.05)	$(0.29)
Discontinued operations	N/A	(0.29)	(0.03)	(0.42)

Gain on sale of fixed assets	0.01	N/A	0.10	0.08
Preferred stock dividends	(0.04)	N/A	(0.06)	N/A
Intangible amortization	(0.04)	(0.02)	(0.12)	(0.04)
Per share impact	$(0.11)	$(0.57)	$(0.16)	$(0.67)

RESULTS BY PRODUCT GROUP AND GEOGRAPHY

Following the acquisition of Allen Telecom, Andrew now categorizes its sales into the five subsequent product groups summarized below (in millions).  Sales by product group and geographic mix for fiscal years 2003 and 2002 include results of Allen Telecom since its acquisition on July 15, 2003.

Product Group:	FY 2003	FY 2002	% Change	% of 2003 Total

Antenna Group	$264.8	$255.8	4%	26%
Base Station Subsystems Group	236.2	96.3	145	24
Cable Products Group	428.1	490.1	(13)	42
Network Solutions Group	43.8	N/A	N/A	4
Wireless Innovations Group	41.6	22.6	84	4
Total	$1,014.5	$864.8	17%	100%

Region:	FY 2003	FY 2002	% Change	% of 2003 Total

Americas	$549.0	$510.7	7%	54%
Europe / Middle East / Africa	278.2	190.1	46	27
Asia Pacific	187.3	164.0	14	19
Total	$1,014.5	$864.8	17%	100%

Increased Antenna and Base Station Subsystem sales were driven by the addition of Allen Telecom.   Base Station Subsystem sales increases were driven by the integration of filter products from Allen Telecom.  Cable Products unit revenue decreased 12% and average-selling prices declined 9% in 2003.  Network Solutions sales resulted from the acquisition of Allen Telecom, as was the significant increase in Wireless Innovations revenue.

In the fourth quarter, Lucent Technologies and AT&T Wireless each accounted for more than 10% of sales and the top 25 customers represented 68% of total sales.  For fiscal 2003, Lucent Technologies was the only customer accounting for more than 10% of sales and the top 25 customers represented 65% of total sales.

FIRST QUARTER GUIDANCE

For the December 2003 quarter, we expect revenues to range from $320 to $350 million and earnings before non-cash intangibles amortization and restructuring costs to range from $0.01 to $0.04 per share.  We anticipate a normalized tax rate of approximately 35% and basic shares outstanding of approximately 158 million in the first quarter.  Basic shares outstanding exclude any potential dilutive effects of the convertible preferred stock and convertible notes.

“During the year, we made our largest acquisition, significantly added to our position as the largest provider of the complete RF footprint, increased financial flexibility through a convertible note offering and made substantial progress on cost savings and merger integration plans that we are confident will result in total annual savings of at least $100 million.  Despite the difficult industry and economic conditions of the last three years, we believe we are better positioned than ever to take advantage of an anticipated upturn in the wireless infrastructure market,” said Mr. Faison.

Attached to this news release are the preliminary financial statements for the quarter and year ended September 30, 2003.

Teleconference and webcast

Andrew Corporation will host a teleconference to discuss its fourth quarter and fiscal year 2003 results on Friday, October 31, 2003 at 8:00 a.m. CST.  The conference call will be webcast live over the Internet at www.andrew.com.  The conference call will also be recorded and a digital replay will be available through 12:00 a.m. CST on November 5, 2003.  To listen to the digital replay, please dial 800-321-3922 for domestic or 402-220-3786 for international locations.

Andrew Corporation designs, manufactures, and delivers innovative and essential communications equipment and solutions for the global telecommunications infrastructure market. Products cover virtually the entire radio frequency (RF) footprint including: transmission line systems, antennas, power amplifiers, filters, in-building distributed wireless systems, and network geolocation products. A global company, with operations in 36 countries, Andrew serves operators and OEMs worldwide. Andrew Corporation’s global presence extends across Asia-Pacific, Europe, and The Americas. Andrew (founded in 1937) is an S&P 500 company listed on the Nasdaq National Market System under the symbol: ANDW.

Forward Looking Statements

Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended September 30		Twelve Months Ended September 30
	2003	2002	2003	2002

Sales	$344,921	$271,826	$1,014,486	$864,801
Cost of products sold	247,336	209,501	739,341	627,093
Gross Profit	97,585	62,325	275,145	237,708
Operating Expenses
Research and development	25,666	20,992	84,151	57,977
Sales and administrative	47,924	35,911	148,867	140,307
Intangible amortization	8,195	3,488	19,222	5,121
Restructuring	8,545	24,908	9,222	24,908
	90,330	85,299	261,462	228,313

Operating Income (Loss)	7,255	(22,974)	13,683	9,395

Other
Interest expense	3,027	1,237	5,675	5,079
Interest income	(898)	(633)	(1,649)	(3,617)
Other (income) expense, net	(242)	2,930	(1,453)	3,576
Gain on sale of assets	(2,818)	(3)	(12,216)	(8,713)
	(931)	3,531	(9,643)	(3,675)
Income (Loss) from Continuing Operations Before Income Taxes	8,186	(26,505)	23,326	13,070

Income tax expense (benefit)	2,865	(8,022)	4,622	2,578
Income (Loss) from Continuing Operations	5,321	(18,483)	18,704	10,492

Loss from Discontinued Operations, Net of Tax	66	28,522	3,184	36,871

Net Income (Loss)	5,255	(47,005)	15,520	(26,379)

Preferred Stock Dividends (1)	6,459	—	6,459	—

Net Income (Loss) Available to Common Shareholders	$(1,204)	$(47,005)	$9,061	$(26,379)

Basic and Diluted Income (Loss) per Share from Continuing Operations	$(0.01)	$(0.19)	$0.11	$0.12
Basic and Diluted Income (Loss) per Share	$(0.01)	$(0.48)	$0.08	$(0.30)

Average Shares Outstanding
Basic	143,971	98,104	109,822	87,197
Diluted	144,143	98,104	109,866	87,295

Orders Entered	343,839	288,521	999,859	903,171
Total Backlog	327,264	195,318	327,264	195,318

(1)  Preferred stock dividend includes $5.7 million of payments, including future dividends through February 2005, as an incentive to induce conversion of approximately 800,000 convertible preferred shares to approximately 9,300,000 shares of Andrew common stock.

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30 2003	September 30 2002
ASSETS
Current Assets
Cash and cash equivalents	$286,269	$84,871
Accounts receivable, less allowances (Sept. 2003 - $10,662; Sept. 2002 - $6,516)	326,282	215,406
Inventories
Finished products	92,359	61,963
Materials and work in process	157,894	72,030
	250,253	133,993

Other current assets	29,131	42,913
Total Current Assets	891,935	477,183

Other Assets
Goodwill	817,506	396,295
Intangible assets, less amortization	93,086	47,344
Other assets	50,398	3,809

Property, Plant, and Equipment
Land and land improvements	20,926	17,890
Buildings	118,038	98,714
Equipment	472,296	448,036
Allowance for depreciation	(389,836)	(365,605)
	221,424	199,035
TOTAL ASSETS	$2,074,349	$1,123,666

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Notes payable	$284	$66,184
Accounts payable	124,646	69,835
Accrued expenses and other liabilities	58,893	49,538
Compensation and related expenses	52,255	28,434
Restructuring	25,422	15,329
Current portion of long-term debt	17,466	7,250
Total Current Liabilities	278,966	236,570

Deferred liabilities	70,049	28,461
Long-term debt, less current portion	301,364	13,391

STOCKHOLDERS’ EQUITY
Redeemable convertible preferred stock	9,186	—
Common stock (par value, $.01 a share: 400,000,000 shares authorized: 160,900,657 shares issued in 2003 and 102,718,210 shares issued in 2002, including treasury)	1,609	1,027
Additional paid-in capital	649,667	145,764
Accumulated other comprehensive loss	(14,115)	(46,089)
Retained earnings	805,435	796,374
Treasury stock, at cost (2,608,290 shares in 2003; 4,500,493 shares in 2002)	(27,812)	(51,832)
	1,423,970	845,244
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,074,349	$1,123,666

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended September 30		Twelve Months Ended September 30
	2003	2002	2003	2002

Cash Flows from Operations
Net Income (Loss)	$5,255	$(47,005)	$15,520	$(26,379)

Adjustments to Net Income (Loss)
Depreciation	15,863	14,587	55,182	51,195
Amortization	8,195	3,488	19,222	5,121
Gain on sale of assets	(2,818)	(3)	(12,216)	(8,713)
Other	56	(46)	56	(339)
Restructuring and Discontinued Operations
Restructuring costs	3,867	35,400	(5,782)	35,400
Discontinued operations costs, net of taxes	124	28,653	4,478	48,124
Change in Operating Assets / Liabilities
(Increase) / Decrease in accounts receivable	(29,787)	(12,601)	10,736	59,011
Decrease in inventories	10,953	1,568	783	6,665
Increase in other assets	(32,650)	(5,521)	(19,200)	(10,724)
Increase / (Decrease) in accounts payable and other liabilities	29,574	8,813	(6,413)	(4,240)
Net Cash from Operations	8,632	27,333	62,366	155,121

Investing Activities
Capital expenditures	(9,855)	(7,827)	(31,859)	(40,561)
Acquisition of businesses, net of cash acquired	48,200	(7,341)	48,086	(181,052)
Proceeds from sale of businesses and investments	—	—	7,286	50,301
Proceeds from sale of property, plant and equipment	5,624	321	15,870	1,074
Net Cash from / (used for) Investing Activities	43,969	(14,847)	39,383	(170,238)

Financing Activities
Long-term debt borrowings (payments), net	215,801	(24,050)	209,339	(44,658)
Notes payable (payments) borrowings, net	(9,722)	(4,323)	(65,911)	23,927
Preferred stock dividends (1)	(6,459)	—	(6,460)	—
Payments to acquire treasury stock	(49,600)	—	(49,600)	—
Stock purchase and option plans	2,155	757	2,266	2,840
Net Cash from / (used for) Financing Activities	152,175	(27,616)	89,634	(17,891)

Effect of exchange rate changes on cash	3,192	(714)	10,015	5,502

Increase / (Decrease) for the Period	207,968	(15,844)	201,398	(27,506)
Cash and Equivalents at Beginning of Period	78,301	100,715	84,871	112,377
Cash and Equivalents at End of Period	$286,269	$84,871	$286,269	$84,871

(1)  Preferred stock dividend includes $5.7 million of payments, including future dividends through February 2005, as an incentive to induce conversion of approximately 800,000 convertible preferred shares to approximately 9,300,000 shares of Andrew common stock.